Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of March 17, 2015 (the “Effective Date”), by and between Under Armour, Inc. a Maryland corporation (the “Company”), and Michael Lee (“Executive”), a resident of the State of California.

1.    Employment. Subject to the terms and conditions contained herein, the Company hereby employs Executive, and Executive hereby accepts employment with the Company.

2.    Term. The term of Executive’s employment under this Agreement shall be the period commencing on the date hereof and continuing until December 31, 2018, unless terminated earlier pursuant to Section 7 (such period, the “Term”). Executive’s employment with the Company during the Term and any time period after the Term shall be on an at-will basis, which means that, subject to the terms and conditions set forth herein, Executive’s employment is terminable by either the Company or Executive for any reason or no reason, with or without cause.

3.    Position and Duties. Executive shall serve as Senior Vice President, North America Digital and Connected Fitness. The principal place of Executive’s employment shall be the Company’s office located in San Francisco, California; however, Executive is required to have a presence at the Company’s headquarters in Baltimore, Maryland, for substantial periods from time to time in connection with performing Executive’s employment duties, and Executive is expected to travel to the Company’s headquarters regularly, and other locations as necessary, on Company business during the Term.

4.    Exclusivity. Throughout the Term, and except to the extent otherwise authorized by the Company, Executive shall devote Executive’s full business time and energy to the business and affairs of the Company and use Executive’s reasonable best efforts, skills and abilities to promote the interests of the Company and perform Executive’s duties and responsibilities hereunder. Executive represents and warrants that Executive is under no fiduciary, contractual or other legal obligation to another company, venture, business or employer that would prevent Executive from being employed by the Company as set forth herein. This provision shall not be construed to prohibit any activities relating to the management of Executive’s personal investments or to prohibit Executive from investing in, serving as an advisor to, or serving on corporate, business, civic, religious, educational or charitable entities, boards or committees, so long as any such activities do not materially interfere with Executive’s performance of his duties and responsibilities hereunder.

5.    Compensation and Benefits.

a.    Base Salary. Executive shall be paid a base salary (the “Base Salary”) of $250,000 per year from the date hereof until January 1, 2016 and, thereafter, $325,000 per year, less applicable deductions, payable in installments in accordance with the Company’s customary payroll practices. The Company may, in its sole discretion, adjust the Base Salary, as and when the Company deems appropriate.
b.    Benefits. Subject to and in accordance with the terms and conditions of the Company’s applicable plan documents in force from time to time and applicable law, Executive will be eligible to participate in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs and arrangements providing for retirement benefits, disability benefits, health and life insurance, vacation and paid holidays) that the Company makes available to its similarly situated executives generally.

c.    Bonuses. For each year of the Term starting January 1, 2017, provided that Executive meets the Company’s high expectations on Executive’s Annual Performance Evaluations, Executive will be eligible to receive a bonus subject to the rules set forth in the Company’s annual Incentive Plan, as in effect from time to time, commensurate with other employees of the Company participating at the Senior Vice President level.

d.    Equity. For each year of the Term starting January 1, 2017, Executive will be eligible to receive equity awards under the Company’s 2005 Omnibus Long-Term Incentive Plan (or any successor plan thereto), subject to approval of the Compensation Committee of the Board of Directors, and commensurate with other employees of the Company participating at the Senior Vice President level. Any equity awards shall be subject to the Company’s 2005 Omnibus Long-Term Incentive Plan (or any successor plan thereto) and standard documents and shall be granted at the time of the Company’s annual equity award grant (which is expected to occur in February of each year during the Term).

e.    Business Expenses. The Company shall reimburse Executive for (or, at the Company’s option, pay) all ordinary, necessary and reasonable business expenses actually incurred by Executive in performing Executive’s duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements.

f.    Withholdings and Taxes. All compensation payable to Executive hereunder is subject to withholding for all applicable federal, state and local income taxes, and all applicable employment, occupational, Social Security and other similar taxes, and any other amounts as required by law.

g.    Clawback. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

6.    Confidentiality and Non-Solicitation. Executive acknowledges and agrees that Executive is bound by Executive’s obligations to the Company with respect to confidentiality and non-solicitation as set forth in Executive’s “Employee Confidential Information and Invention Assignment Agreement” (hereinafter “Employee Agreement”) dated as of the date hereof, attached hereto and incorporated herein by reference.

7.    Termination; Rights on Termination. Executive’s employment is at-will but the benefits Executive receives upon termination, if any, are dependent on the reason for termination. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its affiliates. Executive’s employment may be terminated in any one of the following ways:

a.    Termination by the Company for Cause. The Company may terminate the Term and Executive’s employment for Cause (as defined below), and such termination for Cause shall be effective immediately upon provision of notice to Executive that his employment has been terminated for Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s material breach of any material provision of this Agreement or any other agreement to which Executive and the Company and/or its affiliates are parties, (ii) Executive’s willful failure to perform Executive’s duties under this Agreement, (iii) Executive’s willful failure to follow a lawful directive of the Company’s Board of Directors, (iv) Executive’s material failure to comply with the Company’s material written policies or rules, as they may be in effect from time to time, provided that Executive has been provided with written notice of such policies or rules, (v) Executive’s commission of any negligent or intentional act that results in severe harm to the Company, excluding any act Executive takes in good faith that Executive reasonably believed was in the best interests of the Company, (vi) Executive’s use of illegal drugs, (vii) Executive’s material dishonesty, fraud, willful misconduct or breach of fiduciary duty with respect to the business or affairs of the Company, or (viii) Executive’s commission of a felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; provided, however, that no termination shall occur pursuant to subsections (i) through (v) herein unless the Company first gives Executive notice of its intention to terminate and of the Cause for such termination, and Executive has not, within fifteen (15) business days following receipt of such notice, cured such Cause to the reasonable satisfaction of the Company, provided such Cause can be cured. In the event Executive’s employment is terminated by the Company for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in Section 7.f) or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

b.    Termination by the Company Without Cause. At any time during the Term, the Company may, without Cause and for any reason whatsoever, terminate the Term and Executive’s employment, effective immediately upon provision of notice to Executive or at such later date specified by the Company. In the event Executive’s employment is terminated without Cause, and provided that Executive fully complies with his obligations under this Agreement and executes a general release of all claims as required under Section 7.g), then Executive shall be paid compensation pursuant to Sections 7.f), 7.g), and 7.h).

c.    Termination by Executive for Good Reason. Executive may terminate the Term and his employment for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case without Executive’s written consent: (i) a material reduction in Executive’s Base Salary, unless the reduction is part of an overall and nondiscriminatory reduction to the base salaries of all similarly situated employees and the reduction is proportional to the reductions suffered by the other employees, (ii) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the locations identified in Section 3 (provided, however, that any travel contemplated by Section 3 of this Agreement shall not constitute a relocation), or (iii) a material reduction in Executive’s authority, duties or responsibilities as they exist at the start of this Agreement (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law). Notwithstanding the foregoing, an occurrence described above which otherwise may constitute Good Reason hereunder shall not constitute Good Reason if: (x) Executive fails to provide written notice to the Company of the occurrence alleged to constitute Good Reason hereunder within fifteen (15) business days after such occurrence initially occurs, (y) the Company cures, corrects or otherwise remedies such occurrence within thirty (30) business days after the Company’s receipt of Executive’s written notice hereunder, as determined in the Company’s reasonable judgment, or (z) in the event the Company does not cure, correct or otherwise remedy such occurrence as provided above, Executive fails to resign within ten (10) business days after the end of such cure period. In the event Executive’s employment is terminated by Executive for Good Reason, and provided that Executive fully complies with his obligations under this Agreement and executes a general release of all claims as required under

Section 7.g), then Executive shall be paid compensation pursuant to Sections 7.f), 7.g), and 7.h).

d.    Termination by Executive without Good Reason. Executive may terminate the Term and his employment hereunder without Good Reason upon provision of thirty (30) calendar days’ written notice to the Company. In the event Executive terminates his employment without Good Reason, no compensation or benefits shall be payable to Executive after the date of termination, except as provided for in Section 7.f) or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

e.    Termination Upon Death or Disability. The Term and Executive’s employment with the Company will terminate immediately upon the death of Executive, and may be terminated by the Company upon the Disability of Executive. The term “Disability” for purposes of this Agreement means the inability of Executive to perform Executive’s essential duties and responsibilities (even with reasonable accommodation) under this Agreement for a period of more than ninety (90) consecutive days or one hundred and eighty (180) nonconsecutive days during any twelve (12) month period by reason of a mental or physical disability as determined by the Board of Directors of the Company in its reasonable discretion. In the event Executive’s employment is terminated due to Executive’s death or Disability, Executive, or Executive’s estate as applicable, shall receive the benefits set forth in Section 7.f), and as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

f.    Payment Through Termination. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate, in the case of a termination due to Executive’s death) shall be entitled to receive any accrued but unpaid Base Salary and all benefits and reimbursements due through the effective date of termination (collectively, the “Accrued Amounts”). The Accrued Amounts will be paid in accordance with the Company’s standard payroll procedures, except that Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program and applicable law.
g.    Payment for Termination By the Company Without Cause or By Executive for Good Reason. In the event Executive’s employment is terminated by the Company without Cause (other than pursuant to death or Disability) or by Executive for Good Reason, and provided that Executive fully complies with his obligations under this Agreement and executes and returns to the Company, within twenty-one (21) days after Executive’s termination (or such longer period as may be required by applicable law), a full and complete release of all claims against the Company, its affiliates, and their respective employees, officers, and directors, in a form reasonably acceptable to the Company (the “Release”), and provided, further, that Executive does not revoke the Release, then the Company shall pay Executive, in addition to the Accrued Amounts, an amount equal to (x) two times Base Salary, in the event the termination occurs in 2015 or 2016, one and one-half times Base

Salary, in the event the termination occurs in 2017 or one times Base Salary, in the event the termination occurs in 2018 or thereafter, less required withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll practices, commencing on the sixtieth (60th) day after the date of termination (but with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment), provided that the Release has become final and irrevocable, and (z) the bonus (if any) for the year immediately preceding the year in which the termination occurs to the extent it has not been paid in accordance with Section 5(c), less required withholdings. For the avoidance of doubt, Executive shall not be entitled to any bonus for the year in which the termination occurs unless Executive is employed with the Company on the last day of such year as provided in the Company’s annual Incentive Plan, as in effect from time to time. Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program and applicable law.

h.    COBRA Payments for Termination By the Company Without Cause or By Executive for Good Reason. If Executive complies with the conditions set forth in Section 7.g) and timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall pay Executive’s COBRA premiums for twelve 12 months to enable Executive to continue Executive’s medical (including prescription), dental and vision insurance coverage on the same terms as existed prior to Executive’s termination (subject to any future changes in coverage that the Company makes for other full-time employees).

8.    Return of Company Property. Executive agrees that upon the termination of his or her employment for any reason, or upon the Company’s request at any time, Executive shall (i) immediately deliver to the Company all tangible and intangible property owned by the Company and within the possession or control of Executive, including, without limitation, access cards, keys, computers, computing devices, cell phones, memory devices, computer files, notes, documents, records and any other tangible item, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Confidential Information (as defined in the Employee Agreement) or Works Made for Hire (as defined in the Employee Agreement), and (ii) immediately delete and erase from any tangible and intangible property not owned by the Company and within the possession or control of Executive any material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Confidential Information or Works Made for Hire.

9.    Cooperation. During the Term and thereafter, Executive shall reasonably and appropriately respond to all reasonable inquiries from the Company relating to any current or future investigation, regulatory action, or litigation (including but not limited to any internal or external investigations), and shall make himself or herself reasonably available to confer with the Company and/or its counsel and otherwise provide such reasonable assistance, information and/or testimony, as the Company and/or its counsel may deem necessary in connection with such investigation, regulatory action, or current or future litigation arising from actions or events occurring during Executive’s employment with the Company. If the Company requires assistance in accordance with this Section 9, the Company shall reimburse Executive for any reasonable out of pocket expenses of Executive incurred in connection with Executive’s provision of such assistance.

10.    Non-disparagement. Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company (including negative references to the Company’s products, services, policies, directors, officers or employees). In addition, the Company agrees (through its directors and officers) not to disparage Executive in any manner likely to be harmful to Executive’s business or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by Executive, in whatever form, (i) as it relates to the performance of Executive’s duties or responsibilities for Company, (ii) to any person acting on behalf of the Company in connection with any internal investigation or review, (iii) to any person acting on behalf of a government agency conducting an investigation about which Executive has relevant information, or (iv) to any other person if required by a lawfully issued subpoena or court order. If Executive responds or communicates with any party or entity described in clause (iii) or (iv) of the preceding sentence, Executive shall notify the Company in advance of such response or communication except to the extent such notification is prohibited by law. Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by the Company, in whatever form, to any person or entity if required by a lawfully issued subpoena or court order. If the Company responds or communicates with any party or entity described in the preceding sentence, the Company shall notify Executive in advance of such response or communication except to the extent such notification is prohibited by law.

11.    Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action, government investigation, or proceeding, by reason of the fact that Executive is or was an employee or officer of the Company or serves or served any other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company. During Executive’s employment with the Company and thereafter, so long as Executive may have liability arising out of his service as an officer or director of the Company, the Company agrees to continue and maintain a director’s and officer’s liability insurance policy covering Executive with coverage no less than that available to active directors and officers of the Company.

12.    Notices.

a.    All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required), electronic mail (confirmation of receipt required), or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company: Under Armour, Inc.

Attn: John Stanton, SVP General Counsel
1020 Hull Street
Baltimore, MD 21230
Email address: ___________________

with copies to (which shall not constitute notice):

King & Spalding LLP
Attn: William Roche
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Email address: _________________

If to Executive: Michael Lee

_____________________
_____________________
Email address: _________________

b.    Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 12.

13.    Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements, written or oral, express or implied, between Executive, on the one hand, and the Company or MyFitnessPal, Inc., on the other hand, concerning the subject matter hereof, with the exception of the Employee Agreement and the Merger Non-Competition Agreement, both between the Company and the Executive dated as of the date hereof, which remain in full force and effect. For the avoidance of doubt, any written agreements between the Executive and the Company or its affiliates entered into in connection with the acquisition of MyFitnessPal by the Company shall not be amended, superseded or replaced by this Agreement, and nothing in this Agreement affects, amends or modifies Executive’s entitlement to payments, compensation, equity or benefits, if any, under the terms and conditions set forth in such agreements.

14.    Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

15.    Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Maryland, irrespective of its choice-of-law rules. Any action, suit or other legal proceeding arising under or relating to this Agreement or the interpretation or enforcement of any provision of this Agreement, Executive’s employment with the Company, or the cessation of Executive’s employment with the Company shall be filed exclusively in the state or federal courts in the State of Maryland. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Maryland (and each appellate court located in the State of Maryland) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Maryland shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Maryland, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

16.    Assignability. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. This Agreement shall be assignable by the Company without prior written consent of Executive, and shall inure to the benefit of the Company and its successors and assigns.

17.    Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

18.    Counterparts Acceptable. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.

19.    Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable, illegal or invalid for any reason or is otherwise deemed null and void, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (to the extent permitted by law) or disregarding it (in the event modification is not permitted by law). If an unenforceable provision is modified or disregarded in accordance with this Section 19, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the rest of the Agreement shall remain in full force and effect as written.

20.    Third Party Beneficiaries. The parties agree that the affiliates of the Company are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

21.    Interpretation. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party’s having or being deemed to have structured or drafted such provision.

22.    Modification. No provision of this Agreement may be modified or waived except in writing signed by Executive and a duly authorized representative of the Company. The writing shall specifically reference this Agreement and the provision that the Company and Executive intend to waive or modify. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

23.    Survival. Executive’s obligations under this Agreement shall survive the expiration or termination of this Agreement for any reason and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

24.    Code Section 409A. This Agreement is intended to comply with Section 409 of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (“Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a single lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

25.    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, the parties are signing this Agreement to be effective as of the Effective Date.

UNDER ARMOUR, INC.

By: /s/ Brad Dickerson
Name: Brad Dickerson
Title: Chief Financial Officer

EXECUTIVE

/s/ Michael Lee
Name: Michael Lee

Exhibit to Employment Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

This EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (the “Agreement”) is made and entered into as of the date first written below, by and between Michael Lee (“Employee” or “I”) and Under Armour, Inc., a Maryland corporation (the “Company”).

As a condition of my employment with the Company, and in consideration of my employment with the Company and any compensation now and hereinafter paid to me, I hereby declare and agree as follows:

1.     At-Will Employment.

I understand and acknowledge that my employment with the Company constitutes “atwill” employment. I also understand that any representation to the contrary is unauthorized and not valid unless in writing and signed by an officer of the Company. Accordingly, I acknowledge that, subject to the terms and conditions set forth in that certain Employment Agreement between the Company and me, dated March 17, 2015 (the “Employment Agreement”) my employment relationship may be terminated at any time, with or without good cause or for any or no cause, at my option or at the option of the Company.

2.     Definitions.

For the purposes of this Agreement:
“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Confidential Information” means any data or information with respect to the conduct or details of the business conducted by the Company or its Subsidiaries, other than Trade Secrets, that is valuable to the Company or its Subsidiaries and not generally known to the public or to competitors of the Company or its Subsidiaries.

“Control,” “Controlling” or “Controlled by” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Inventions” means Trade Secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

“Material Contact” means that the Employee had material business dealings with the employee or contractor on behalf of the Company or any of its Affiliates.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, governmental entity or other legally recognized entity.

“Proceeding” means any lawsuit, litigation, arbitration, mediation, investigation or other similar proceeding before any governmental authority or private dispute resolution body.

“Proprietary Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trade secret rights, trademark and service mark rights, and, to the extent recognized, “moral rights.”

“Regulations” means, with respect to a particular Person or its assets, any laws, statutes, ordinances, regulations, rules, orders, judgments, decisions, consent decrees, rulings or injunctions of any governmental authority binding on such Person or assets.

“Subsidiary” or “Subsidiaries” means any Person of which the Company owns, directly or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding units, interests or shares of capital stock (or other ownership interests) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Term” means a period of one (1) year starting on the date the Employee’s employment with the Company terminates.

“Territory” means the United States of America and any other country, city, state, jurisdiction or territory in which the Company does business.

“Third Party Information” means any data or information with respect to the conduct or details of the business conducted by third parties (including but not limited to clients, customers, contractors, consultants, licensees or affiliates) that is valuable to the third parties and not generally known to the public or to their competitors.

“Trade Secrets” means information with respect to the conduct or details of the business conducted by the Company or any Subsidiary, including any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, design, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

3.     Protection of Trade Secrets and Confidential Information.

a. Non-Disclosure. I hereby agree that neither I nor any of my Affiliates will use any Confidential Information or Trade Secrets or disclose any Confidential Information or Trade Secrets to any Person, without the prior written consent of the Company. My obligations in this Section 3(a) shall continue for as long as the applicable information continues to constitute Confidential Information or a Trade Secret as defined in this Agreement or under applicable Regulations. The provisions of this Section 3(a) will not apply to Confidential Information or Trade Secrets that otherwise become generally known in the industry or to the public through no act of my or any Person acting by or on my behalf, or, subject to Section 3(g), which is required to be disclosed by court order or applicable Regulations. Nothing in this Agreement shall diminish the rights of the Company or its Affiliates regarding the protection of Confidential Information, Trade Secrets and other intellectual property pursuant to applicable Regulations.

b. Third Party Information. I understand that the Company has received and in the future will receive Third Party Information from third parties. I understand that I have a duty to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use Third Party Information (except in connection with my work for the Company) unless expressly authorized by the Company in writing.

c. No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

d. Non-Solicitation of Employees. I hereby agree that, during my employment and the Term, I shall not (on behalf of myself or any other Person), directly or by assisting others, solicit or attempt to solicit, any Person who (i) is or was an employee or contractor with the Company at any point within the last twelve (12) months of my employment with the Company, and (ii) with whom I had Material Contact at any point during the twelve (12) months prior to the date my employment with the Company terminates (whether or not such Person would commit any breach of any contract by reason of leaving). It is understood that this Section 3(d) shall not restrict me or my Affiliates from placing notices of general solicitation of employment, nor from at any time soliciting or attempting to solicit my brother, Albert Lee.

e. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company, subject to the terms of Section 4 of the Employment Agreement.

f. Legal Process. In the event that I or any of my Affiliates is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any Proceeding, to disclose any Confidential Information or Trade Secrets during the applicable period specified in Section 3(a), I will give the Company prompt written notice of such request or requirement so that the Company may, at its expense, seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and I will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives in writing compliance with the relevant provisions of this Agreement, I will furnish only that portion of the Confidential Information or Trade Secrets which is legally required to be disclosed.

4. Assignment of Inventions.

a. Assignment. Subject to Sections 4(b) and 4(c), I hereby assign, and agree to assign in the future when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable, to the Company all my right, title and interest in and to any and all inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 4(a), are hereinafter referred to as “Company Inventions.”

b. Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) which is attached hereto and incorporated herein by reference and agree that my signature on this Agreement acknowledges receipt of the notification.

c. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) which is attached hereto and incorporated herein by reference a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure of such Invention has not been made for that reason. A space is provided on Exhibit B for this purpose. If no such disclosure is made on Exhibit B, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

d. Obligation to Keep Company Informed. During the period of my employment and the Term, I will promptly, but in any case within at least thirty (30) days after creation, disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, that are based on the Company’s Confidential Information or Trade Secrets. In addition, I will promptly, but in any case within at least thirty (30) days after creation, disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment, that are based on the Company’s Confidential Information or Trade Secrets. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870, and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

e. Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party (upon the Company’s instruction), including without limitation the United States, as directed by the Company.

f. Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “Works Made For Hire,” pursuant to United States Copyright Action (17 U.S.C., Section 101) and shall be the sole property of the Company.

g. Enforcement of Proprietary Rights. I will assist the Company or its nominee in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries, and such Proprietary Rights and Company Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted. To that end, I will promptly execute, verify and deliver such documents and perform such other acts (including appearances as a witness and assistance or cooperation in legal proceedings) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will promptly execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee, and I will preserve any such assignment of Proprietary Rights as Confidential Information. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph of this Section 4(g), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph of this Section 4(g) with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

h. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Trade Secrets or Confidential Information developed by me and all

Company Inventions made or contributed to by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

i. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing, comprising or disclosing any Company Inventions, Confidential Information, Trade Secrets, and/or Third Party Information. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement, which will include at a minimum the certifications set forth in Exhibit C.

j. Right of Inspection. I understand and agree that any property situated on the Company’s premises and/or owned or provided by the Company, including computers, hard drives, servers, disks, thumb drives, flash drivers, other storage media, filing cabinets, work areas, e-mail, smartphones, hand-held devices, and beepers, are subject to inspection by Company personnel at any time with or without notice and that I have no expectation of privacy in such things or locations.

5. Additional Terms.

a. Injunctive Relief. I agree that, in the event of any breach or threatened breach by me of any covenant, obligation or other provision set forth in this Agreement: (i) the Company or its Affiliates shall be entitled (in addition to any other remedy that may be available to it) to seek: (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (B) an injunction restraining such breach or threatened breach.

b. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

c. Governing Law. This Agreement will be governed by and construed according to the laws of the State of California without regard to its conflict of law rules.

d. Venue. Any action, suit or other legal proceeding arising under or relating to this Agreement or the interpretation or enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon willful misconduct, intentional misrepresentation or fraud) shall be filed exclusively in the state or federal courts in San Francisco, California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in San Francisco, California in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in San Francisco, California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in San Francisco, California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

e. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

f. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

g. Survival. I agree that the provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor-in-interest or other assignee, regardless of the reason or reasons for termination and whether such termination is voluntary or involuntary on my part.

h. Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the “at will” nature of my employment or my right or the Company’s right to terminate my employment at any time, with or without cause, subject to the terms and conditions set forth in the Employment Agreement.
i. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

j. Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

k. Assignment. I acknowledge that I shall not be entitled to assign or delegate any of my rights or obligations hereunder without the prior written consent of the Company. Any assignment by me in violation of this provision shall be void. The

Company shall be entitled to assign and/or delegate any of its rights or obligations hereunder without my prior written consent.

l. Modification. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company. I agree that any subsequent change or changes in my duties, salary, or compensation shall not affect the validity or scope of this Agreement.

m. Entire Agreement. The obligations in this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with the Employment Agreement as incorporated herein, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

n. Headings. The title, headings, and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

o. Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties hereto have hereunto affixed their hands and seals effective as of the date written below.

[Signature page follows]

I HAVE READ THE FOREGOING AGREEMENT AND I UNDERSTAND FULLY MY OBLIGATIONS THEREUNDER, AND MY SIGNATURE BELOW, I BIND MYSELF TO COMPLY WITH SUCH OBLIGATIONS.

Dated:     2/3/15

/s/ Michael Lee
Michael Lee

ACCEPTED AND AGREED TO:

Under Armour, Inc.

By: /s/ John Stanton
Its: SVP, General Counsel & Secretary